                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          GELTEX PHARMACEUTICALS, INC.
                (Name of Registrant as Specified In Its Charter)

                          GELTEX PHARMACEUTICALS, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                          GELTEX PHARMACEUTICALS, INC.

                               Nine Fourth Avenue
                          Waltham, Massachusetts 02154
                                 (781) 290-5888

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be held on May 27, 1998

       Notice is hereby given that the 1998 Annual Meeting of Stockholders (the "Meeting") of GelTex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 27, 1998, at 9:30 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, to consider and act upon the following matters:

1.     To elect two (2) members of the Board of Directors;

2. To approve an amendment to the Company's 1992 Equity Incentive Plan to increase the aggregate number of shares of the Company's common stock as to which awards may be granted by 750,000 shares; and

3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

       Only stockholders of record at the close of business on April 17, 1998 will be entitled to vote at the Meeting.

       IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.



                                   By Order of the Board of Directors,


                                   Elizabeth A. Grammer
                                   Secretary


Waltham, Massachusetts
April 27, 1998

                          GELTEX PHARMACEUTICALS, INC.
                               Nine Fourth Avenue
                          Waltham, Massachusetts 02154
                                 (781) 290-5888

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                               GENERAL INFORMATION

       The enclosed proxy card is solicited on behalf of the Board of Directors of GelTex Pharmaceuticals, Inc. (the "Company") for use at the Company's 1998 Annual Meeting of Stockholders to be held on Wednesday, May 27, 1998, at 9:30 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and at any adjournments thereof (the "Meeting").

       When the proxy card of a stockholder is duly executed and returned, the shares represented thereby will be voted in accordance with the voting instructions given on the proxy by the stockholder. If no voting instructions are given on a signed proxy card with respect to one or more proposals, the shares represented by that proxy card will be voted, with respect to the election of directors, for the nominees named herein, and with respect to other proposals, in accordance with the recommendations of the Board. Stockholders may revoke their proxies at any time prior to any vote at the Meeting by written notice of revocation to the Secretary of the Company at or before the Meeting, by submission of a duly executed proxy card bearing a later date or by voting in person by ballot at the Meeting.

       This Proxy Statement and the enclosed proxy card are first being mailed or otherwise furnished to all stockholders of the Company entitled to notice of and to vote at the Meeting on or about April 27, 1998. The Annual Report to Stockholders for the fiscal year ended December 31, 1997 is being mailed to the stockholders with this Proxy Statement, but does not constitute a part hereof.

                      VOTING SECURITIES AND VOTES REQUIRED

       Holders of the Company's common stock, $0.01 par value per share ("Common Stock"), of record on the books of the Company at the close of business on April 17, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were 16,689,173 shares of Common Stock issued and outstanding, each of which entitles the holder to one vote on each matter submitted to a vote at the Meeting.

       The presence, in person or by proxy, of the holders of a majority of the Company's outstanding Common Stock is necessary to constitute a quorum at the Meeting. Pursuant to Delaware General Corporation Law and the Company's Restated Certificate of Incorporation and Amended and Restated By-laws (the "By-laws"), the directors are elected by a plurality of the votes properly cast at the Meeting. Abstentions, votes withheld and broker non- votes will not be treated as votes cast for this purpose and will not affect the outcome of the election. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer, is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

       The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote is required to approve the proposed amendment to the 1992 Equity Incentive Plan (the "Equity Plan"). Broker non-votes will not be counted as present, or represented, and entitled to vote for these purposes and, therefore, will not affect the outcome of the voting on these proposals. Abstentions will be counted as present, or represented, and entitled to vote and, accordingly, will have the effect of negative votes.


                                 SHARE OWNERSHIP

       The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 1998 by (i) each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each Named Executive Officer (as defined in "Executive Compensation" below),
(iii) each director or nominee for director of the Company and (iv) all directors, nominees for director and current executive officers of the Company as a group:


                                                        Shares of Common Stock
                                                         Beneficially Owned (1)
                                                      --------------------------
Beneficial Owner                                      Shares             Percent
----------------                                      ------             -------

The Equitable Companies...........................  3,524,872             21.1%
  Incorporated (2)
  787 Seventh Avenue
  New York, New York 10019

West Highland Capital, Inc. (3)...................  1,000,000              6.0%
  300 Drake's Landing Road
  Suite 290
  Greenbrae, California  94904

Mark Skaletsky (4)................................    239,415              1.4%

W. Harry Mandeville, Ph.D. (5)....................    144,843                *

Joseph Tyler (6)..................................     67,499                *

Steven K. Burke, M.D. (7).........................     55,727                *

Paul J. Mellett, Jr. (8)..........................     13,539                *

Robert J. Carpenter (9)...........................    197,517              1.2%

George M. Whitesides, Ph.D. (10)..................    138,000                *

Henri A. Termeer (11).............................    114,505                *




Jesse Treu, Ph.D. (12)...............................  15,680                *

J. Richard Crout (13)................................   9,000                *

All directors and current executive officers ........ 793,383              4.7%
  as a group (9 persons) (14)


--------------------

*      Indicates less than 1%.

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares listed in the table. Share ownership information includes shares of Common Stock issuable pursuant to outstanding options that may be exercised within the 60-day period following March 31, 1998.

(2) Includes shares held by The Equitable Life Assurance Society of the United States ("ELAS") and Alliance Capital Management L.P. ("ACM"). ELAS and ACM are subsidiaries of The Equitable Companies Incorporated. This information is based on a Schedule 13G dated February 10, 1998 filed with the Securities and Exchange Commission for the aforementioned entities.

(3) Includes shares held by West Highland Capital, Inc. ("WHC"), Estero Partners, LLC ("EP"), West Highland Partners, L.P. ("WHP") and Buttonwood Partners, L.P. ("BP"). Mr. Gerhard is the sole director and executive officer of WHC and the sole manger of EP. WHC, EP and Mr. Gerhard are the general partners of WHP and BP, which are investment limited partnerships, and have voting and dispositive authority over shares held by WHP and BP. WHC has voting and dispositive authority over shares held by its various investment advisory clients. This information is based on a Schedule 13D dated January 9, 1997 filed with the Securities and Exchange Commission for the aforementioned entities and person.

(4) Includes 184,415 shares subject to options exercisable within the 60-day period following March 31, 1998. Of such shares, 34,251 are unvested and would be subject to repurchase by the Company if such shares are exercised before they have vested. Also includes 10,000 shares held by Mr. Skaletsky's wife and 6,000 shares held by Mr. Skaletsky's children. Mr. Skaletsky disclaims beneficial ownership of the shares held by his wife and children.

(5) Includes 3,417 shares subject to a right of repurchase granted to the Company, which will terminate as such shares vest. Also includes 65,000 shares subject to options exercisable by Dr. Mandeville within the 60-day period following March 31, 1998. Of such shares, 11,584 are unvested and would be subject to repurchase by the Company if such shares are exercised before they have vested. Also includes 5,000 shares held by Dr. Mandeville's children. Dr. Mandeville disclaims beneficial ownership of the shares held by his children.

(6) Includes 34,999 shares subject to options exercisable by Mr. Tyler within the 60-day period following March 31, 1998. Of such shares, 19,167 are unvested and would be subject to repurchase by the Company if such shares are exercised before they have vested.

(7) Includes 13,333 shares subject to a right of repurchase granted to the Company, which will terminate as such shares vest. Also includes 8,727 shares subject to options exercisable by Dr. Burke within the 60-day period following March 31, 1998. Of such shares 1,867 are unvested and would be subject to repurchase by the Company if such shares are exercised before they have vested.

(8) Consists of shares subject to options exercisable by Mr. Mellett within the 60-day period following March 31, 1998.

(9) Includes 8,000 shares subject to options exercisable by Mr. Carpenter within the 60-day period following March 31, 1998.

(10) Includes 8,000 shares subject to options exercisable by Dr. Whitesides within the 60-day period following March 31, 1998.

(11) Includes 8,000 shares subject to options exercisable by Mr. Termeer within the 60-day period following March 31, 1998.

(12) Includes 8,000 shares subject to options exercisable by Dr. Treu within the 60-day period following March 31, 1998.

(13) Includes 2,000 shares held in trust for the benefit of Dr. Crout's son. Dr. Crout disclaims beneficial ownership of such shares. Also includes 4,000 shares subject to options exercisable by Dr. Crout within the 60-day period following March 31, 1998.

(14) See footnotes 4, 7 and 8-13 above. Includes 10,000 shares subject to options exercisable by Edmund J. Sybertz within the 60-day period following March 31, 1998.


                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

       In accordance with Section 2 of Article II of the By-laws, the Board has fixed the number of directors to constitute the full Board at five for the coming year. Article SIXTH of the Company's Restated Certificate of Incorporation provides that the directors are to be divided into three classes, which are to be as nearly equal in number as the then total number of directors constituting the entire Board permits. At the Meeting, two Class II directors will be elected to hold office for three years, each until their respective successors are duly elected and qualified. The Board has nominated Henri Termeer and Jesse Treu for election for a term of office expiring in 2001. Each of the nominees is currently a director of the Company, and each of the nominees has consented to be nominated and to serve if elected. If either of these nominees is unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee. In the event that a vacancy occurs during the year, such vacancy may be filled by the Board for the remainder of the full term.

       The following table contains certain information about nominees for election to the Board for directors and the continuing directors.


                                                                                            Present
                                                                               Director       Term
Name and Age              Business Experience and Other Directorships           Since       Expires
------------              -------------------------------------------           -----       -------

NOMINEES FOR DIRECTORS:

  CLASS II DIRECTORS

Henri A. Termeer#         Mr. Termeer has served as President of Genzyme        1992         1998
(age 52)                  Corporation, a human health care company, since
                          October 1983, Chief Executive Officer since
                          December 1985, and Chairman of the Board since
                          May 1988. For ten years prior to joining Genzyme,
                          Mr. Termeer held various management positions at
                          Baxter Travenol Laboratories, Inc., a manufacturer
                          of human health care products.  Mr. Termeer is
                          also a director of Genzyme Transgenics
                          Corporation, Abiomed, Inc., AutoImmune, Inc.,
                          and Diacrin, Inc. and a trustee of Hambrecht &
                          Quist Healthcare Investors and Hambrecht & Quist
                          Life Sciences Investors.

Jesse Treu, Ph.D.*        Dr. Treu has been a General Partner of the venture    1993         1998
(age 51)                  capital management firm, Domain Associates, since
                          1986. Dr. Treu is a director of Trimeris, Inc.,
                          Focal, Inc. and Ribogene, Inc.



                                                                                            Present
                                                                               Director       Term
Name and Age              Business Experience and Other Directorships           Since       Expires
------------              -------------------------------------------           -----       -------
CONTINUING DIRECTORS:

  CLASS I DIRECTOR

Robert J. Carpenter*+      Mr. Carpenter, a co-founder of the Company,          1991         1999
(age 53)                   has served as Chairman of the Board of the
                           Company since 1991. He is President of Boston
                           Medical Investors, Inc., an investment
                           firm. Mr. Carpenter served as President
                           and Chief Executive Officer of the
                           Company from 1991 to 1993. He served as
                           an Executive Vice President of Genzyme
                           Corporation, a human health care
                           company, from 1989 to 1991, and was
                           Chief Executive Officer and Chairman of
                           the Board of IG Laboratories, Inc., a
                           genetic testing service company, from
                           1989 to 1991. Prior to that, he was
                           Chairman, President and Chief Executive
                           Officer of Integrated Genetics, Inc., a
                           biotechnology company, which he joined
                           as President in 1981. He is a director
                           of Genzyme Corporation.

  CLASS III DIRECTORS

J. Richard Crout, M.D.#    Dr. Crout has served as President of Crout           1997         2000
(age 68)                   Consulting, a firm providing consulting
                           services to the pharmaceutical and
                           biotechnology industries, since 1994. From
                           1984 to 1994, Dr. Crout served as Vice
                           President, Medical and Scientific Affairs of
                           Boehringer Mannheim Pharmaceuticals Corporation,
                           a pharmaceutical company. Prior to that,
                           Dr. Crout served as Associate Director
                           for Medical Applications of Research at
                           the National Institutes of Health from
                           1982 to 1984 and as Director, Bureau of
                           Drugs, U.S. Food and Drug Administration
                           from 1973 to 1982.



                                                                                            Present
                                                                               Director       Term
Name and Age              Business Experience and Other Directorships           Since       Expires
------------              -------------------------------------------           -----       -------



Mark Skaletsky+           Mr. Skaletsky joined the Company in May 1993 as       1993         2000
(age 49)                  President, Chief Executive Officer and a Director
                          of the Company. He served as Treasurer of the
                          Company from August 1993 until May 1997. Mr.
                          Skaletsky previously served from 1988 to 1993 as
                          Chairman and Chief Executive Officer of Enzytech,
                          Inc., a biotechnology company, and from 1983 to
                          1988, as President and Chief Operating Officer of
                          Biogen, Inc, a biotechnology company. He is a
                          director of Isis Pharmaceuticals, Inc. and
                          LeukoSite, Inc.


--------------------

*  Member of the Compensation Committee.
+  Member of the Nominating Committee.
#  Member of the Audit Committee.


       During the year ended December 31, 1997, the Board held seven meetings. Each of the directors attended at least 75% of the Board meetings and meetings of committees of the Board of which he was a member except George Whitesides, who attended 70% of the aggregate of such meetings.

       The Audit Committee, which currently consists of J. Richard Crout and Henri Termeer, reviews with the Company's independent accountants the scope of the annual audit, discusses the adequacy of internal accounting controls and procedures, and performs general oversight with respect to the accounting principles applied in the financial reporting of the Company. The Audit Committee held one meeting in 1997.

       The Compensation Committee currently consists of Robert Carpenter and Jesse Treu. The Compensation Committee's functions are to recommend to the full Board the amount, character and method of payment of compensation for all executive officers and certain other key employees and consultants of the Company and to administer the Company's equity incentive, stock option and stock purchase plans. The Compensation Committee held two meetings in 1997.

       The Nominating Committee currently consists of Robert Carpenter and Mark Skaletsky. The function of the Nominating Committee is to recommend to the full Board individuals to serve on the Company's Board of Directors. The Nominating Committee will consider persons nominated by stockholders in accordance with the procedures set forth in the Company's By-laws. See "Advance Notice Provisions for Stockholder Proposals and Nominations." The Nominating Committee did not meet in 1997.

DIRECTOR COMPENSATION

       All directors who are not employees of the Company, except Robert Carpenter, receive $1,000 for each meeting of the Board of Directors in which they participate. Mr. Carpenter receives $50,000 per year for his services as Chairman of the Board.

       All directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the Director Plan. The Director Plan provides for the automatic grant of options to purchase up to 110,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Upon his election or re-election at the Company's annual meeting of stockholders, each Eligible Director is granted options to purchase 4,000 shares of Common Stock for each year of the term of office to which the director is elected (normally 12,000 shares for election to a three year term of office). In addition, upon the election of an Eligible Director other than at an annual meeting of stockholders, such director will automatically be granted an option to purchase 4,000 shares of Common Stock for each year or portion thereof for the term of office to which he or she is elected. The options have a term of ten years and become exercisable with respect to 4,000 shares on the date of each of the three annual meetings of stockholders of the Company following the date of grant, so long as the optionee is then a director of the Company. In addition to options granted under the Director Plan, on December 11, 1997, Mr. Carpenter was granted an option under the terms of the 1992 Equity Incentive Plan to purchase 25,500 shares of Common Stock at an exercise price of $27.0625 per share. The shares subject to the option vest and become exercisable in three equal annual installments commencing on the first anniversary of the date of grant.


                             EXECUTIVE COMPENSATION

       The Compensation Committee Report set forth below describes the compensation policies applicable to executive officers of the Company. The following graph shows the cumulative stockholder return of the Company's Common Stock from November 8, 1995 (the first trading day for the Company's Common Stock) through December 31, 1997 as compared with that of the Nasdaq (U.S. Companies) Index and the Nasdaq pharmaceutical stocks. The graph assumes that the value of the investment in the Company's Common Stock and each of the comparison groups was $100 on November 8, 1995 and assumes the reinvestment of dividends. The Company has never declared a dividend on the Common Stock of the Company. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

    COMPARISON OF CUMULATIVE TOTAL RETURN AMONG GELTEX PHARMACEUTICALS, INC.,
     NASDAQ (U.S. COMPANIES) INDEX AND NASDAQ PHARMACEUTICALS INDEX (1) (2)


--------------------------------------------------------------------------------
                              8-Nov-95    31-Dec-95     31-Dec-96     31-Dec-97
--------------------------------------------------------------------------------
Geltex Pharmaceuticals, Inc.    $100         $123         $243           $265
--------------------------------------------------------------------------------
NASDAQ Stock Market (U.S.)      $100         $101         $124           $152
--------------------------------------------------------------------------------
NASDAQ Pharm. Stocks            $100         $120         $121           $125
--------------------------------------------------------------------------------

-----------------

(1)    The fiscal year of the Company ends on December 31.

(2)    The return to the Nasdaq Indexes commences on October 31, 1995.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION


       The Compensation Committee (the "Committee") evaluates the performance of management and determines compensation policies and levels. The full Board of Directors reviews the Committee's recommendations regarding compensation of executive officers. The Committee is also responsible for setting and administering the Company's policies governing employee compensation and administering the Company's Equity Plan and 1995 Employee Stock Purchase Plan. The Committee met twice in 1997.

       The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. Annual compensation for the Company's executive officers consists of three elements: a base salary, a cash incentive bonus and stock option grants.

       Base Salaries. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Committee reviews a variety of industry surveys which provide information about salary, bonus and stock awards. The performance of the companies surveyed is not considered by the Committee. Based in part on this information, the Committee generally sets salaries, including that of the Chief Executive Officer, at levels comparable to competitive companies in similar industries. Annual salary adjustments are made, based upon the recommendation of the Company's Chief Executive Officer, to maintain salaries at competitive levels, taking into account each officer's years of experience and individual performance, and to maintain an equitable relationship between executive officer salaries and overall salaries for the Company's other employees.

       The determination of Mr. Skaletsky's base salary for 1997 was based on the overall successful development of the Company during 1996. Mr. Skaletsky was granted a base salary of $255,000 for 1997, an increase of 8.5% over his base salary for 1996.

       Bonus Compensation. The Company's executive officers are eligible to receive an annual cash bonus, based on corporate and individual performance. The Company achieved significant milestones in 1997, including: the filing of the Company's first New Drug Application with the United States Food and Drug Administration; the formation of a joint venture with Genzyme Corporation for the final development and commercialization of RenaGel(R) phosphate binder; the successful completion of a Phase II study with low doses of CholestaGel(R) cholesterol reducer and lovastatin; and the commencement of Phase III clinical trials of CholestaGel(R) cholesterol reducer in the United States. In recognition of his leadership in the achievement of these milestones and his contributions to the Company in 1997, Mr. Skaletsky was awarded a bonus in the amount of $80,000.

       Stock Options. Under the Equity Plan, stock options are granted to the Company's executive officers. The Company uses its stock option program to further align the interests of stockholders and management by creating a mutual and substantial economic interest in the long-term appreciation of the Company's Common Stock. New options are granted to existing members of management on an annual basis to provide continuing financial incentive. Options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. Options generally vest and become exercisable monthly over a four year period commencing with the first month following the date of grant of the option. Certain options granted under the Equity Plan, including some of the options granted to the Named Executive Officers, are subject to different vesting schedules that are based on the achievement of certain milestone events. In determining the size of option grants, the Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities and performance in prior years, and also takes into account the size of awards granted to the officer in the past.

       In 1997, Mr. Skaletsky received options to purchase 50,000 shares of Common Stock at an exercise price of $27.00 per share.

       Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits a publicly held company's tax deduction for compensation paid to the Chief Executive Officer and the other four most highly paid officers. Generally, amounts paid in excess of $1,000,000 to a covered executive in any year cannot be deducted. Certain performance based compensation that has been approved by stockholders is not subject to the limit. In order to maximize the deductibility of compensation arising from certain awards under the Equity Plan, the Company has limited the number of shares of Common Stock subject to options that may be granted to any individual in any fiscal year under the Equity Plan to 250,000 shares. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.


                    By the GelTex Pharmaceuticals, Inc. Compensation Committee,


                    Robert Carpenter
                    Jesse Treu

       The following tables set forth certain compensation information for the Chief Executive Officer of the Company and the four most highly compensated individuals serving as executive officers of the Company at the end of 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                    LONG-TERM          ALL
                                                ANNUAL             COMPENSATION       OTHER
                                             COMPENSATION             AWARDS       COMPENSATION
                                          --------------------      ----------     ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position        Year   Salary($)    Bonus($)     Options(#)             ($)
-----------------------------------------------------------------------------------------------

Mark Skaletsky,                    1997   $255,981     $80,000        50,000         $2,200(1)
  President and Chief Executive    1996   $234,692     $60,000        30,000         $2,200(1)
  Officer                          1995   $217,546     $50,000       105,000         $2,200(1)

Joseph Tyler,                      1997   $155,797     $46,500        15,000             --
  Vice President,                  1996   $144,904     $35,000        15,000             --
  Manufacturing(2)                 1995   $105,000     $     0       110,000             --

Steven K. Burke,                   1997   $151,850     $45,000        17,000             --
   Vice President,                 1996   $132,169     $     0         4,000             --
   Clinical Development            1995   $122,935     $     0         4,000             --

W. Harry Mandeville,               1997   $150,577     $45,000        15,000             --
  Vice President,                  1996   $131,865     $33,000        15,000             --
  Chemical Technology              1995   $124,519     $20,000        75,000             --

Paul J. Mellett, Jr.               1997   $139,904     $27,000        50,000
   Vice President, Finance
   and Administration;
   Chief Financial Officer
   and Treasurer (3)


----------

(1)    Consists of life insurance premiums paid by the Company.

(2)    Mr. Tyler joined the Company in April 1995.

(3)    Mr. Mellett joined the Company in April 1997.

       The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 by the Company to the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                            Individual Grants
                           -----------------------------------------------------
                            Number of                                              Potential Realizable Value at
                           Securities   Percent of Total                            Assumed Annual Rates of
                           Underlying   Options Granted   Exercise or              Stock Price Appreciation for
                             Options    to Employees in   Base Price  Expiration            Option Term(1)
            Name            Granted       Fiscal Year      ($/share)     Date      ----------------------------
                             (#)(1)                                                    5%($)          10%($)
---------------------------------------------------------------------------------------------------------------

Mark Skaletsky              50,000           9.19%          $27.00     10/29/07       $849,008       $2,151,552


Joseph Tyler                15,000           2.77%          $27.00     10/29/07       $254,702         $645,466


Steven K. Burke             10,000           1.84%          $18.25     08/15/07       $114,773         $290,858
                             7,000           1.28%          $27.00     10/29/07       $118,860         $301,217

W. Harry Mandeville         15,000           2.77%          $27.00     10/29/07       $254,702         $645,466


Paul J. Mellett, Jr.(3)     50,000           9.19%          $20.00     04/07/07       $628,894       $1,593,742



----------

(1) Option granted under the Equity Plan. Shares subject to the option vest and become exercisable monthly over a four year period commencing one month from the date of grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying Common Stock. No gain to the optionees is possible without an increase in price of the underlying Common Stock, which will benefit all stockholders proportionately.

(3)    Mr. Mellett joined the Company in April 1997.

       The following table sets forth certain information concerning option exercises during 1997 and exercisable and unexercisable options held by the Named Executive Officers as of December 31, 1997:


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                                                             Number of
                                                             Securities            Value of
                                                             Underlying           Unexercised
                                                            Unexercised           In-The-Money
                                                             Options at           Options at
                                                            Fiscal Year-          Fiscal Year-
                             Shares                           End (#)             End ($)(1)
                           Acquired on        Value         Exercisable/         Exercisable/
            Name          Exercise(#)     Realized($)     Unexercisable(2)      Unexercisable(2)
-------------------------------------------------------------------------------------------------

Mark Skaletsky               13,500         $299,875     176,083/110,417     $4,043,609/1,166,574

Joseph Tyler                 12,500         $269,437       31,875/65,625     $  734,636/1,101,887

W. Harry Mandeville               0               --       39,375/65,625     $  765,161/1,101,887

Steven K. Burke                   0               --        6,457/18,543     $     94,992/112,007

Paul J. Mellett, Jr.              0               --        8,332/41,668     $     52,074/260,425



----------

(1) Based on the difference between closing price of the underlying shares of Common Stock on December 31, 1997 as reported by the Nasdaq National Market ($26.25) and the option exercise price.

(2) Certain shares subject to exercisable options are unvested and would be subject to repurchase by the Company if the options for such shares are exercised before they are vested. See footnotes (4) - (8) to the table under the heading "Share Ownership."



                              EMPLOYMENT AGREEMENTS

       The Company entered into an at-will employment agreement with Paul Mellett in March 1997. Pursuant to this agreement, Mr. Mellett is eligible to receive his base salary for six months upon the termination without cause of his employment.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Robert Carpenter and Jesse Treu served as members of the Company's Compensation Committee throughout the fiscal year ended December 31, 1997, and Barbara Piette served as a member of the Compensation Committee through May 1997. Mr. Carpenter served as President and Chief Executive Officer of the Company from 1991 to 1993.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       In June 1997, the Company entered into a joint venture with Genzyme Corporation for the final development and commercialization of RenaGel(R) phosphate binder (the "Joint Venture"). Under the agreement, Genzyme agreed to pay the Company $25 million, consisting of a $15 million non-refundable payment due upon receipt of marketing approval from the FDA, and a $10 million non-refundable payment due one year after FDA approval. In connection with the formation of the Joint Venture, Genzyme also purchased 100,000 shares of GelTex Common Stock for $2.5 million in cash. The terms of the Joint Venture, require the Company and Genzyme to each make capital contributions to the Joint Venture in an amount equal to 50% of all costs and expenses associated with the development and commercialization of RenaGel, including costs and expenses incurred by either party in performing under the agreement, and the Company and Genzyme will share equally in the profits generated from sales of the product. In fiscal year 1997, the Company earned $9.2 million in revenue as reimbursement from the Joint Venture, 50% of which was funded by Genzyme Corporation. Henri Termeer is a director of the Company and is the President, Chief Executive Officer and Chairman of Genzyme Corporation.

                                   PROPOSAL 2

                     AMENDMENT OF 1992 EQUITY INCENTIVE PLAN

GENERAL

       In June 1992, the Board of Directors adopted the Equity Plan, which was approved by the Company's stockholders in May 1993. The Equity Plan was subsequently amended so that the aggregate number of shares of Common Stock reserved for issuance thereunder is currently 2,000,000 shares (including shares subject to options already granted). The Equity Plan is designed to provide the Company flexibility in awarding equity incentives by providing for multiple types of incentives that may be awarded. The purpose of the Equity Plan is to attract and retain key employees and directors of and consultants to the Company and to enable them to participate in the long-term growth of the Company.

AMENDMENT

       In April 1998, the Board of Directors voted, subject to stockholder approval, to amend the Equity Plan to increase the aggregate number of shares of Common Stock available thereunder by an additional 750,000 shares to an aggregate of 2,750,000 shares, subject to adjustment for stock-splits and similar capital changes. The Company believes that this increase is necessary and appropriate to enable the Company to attract and retain the quality of employees, directors, and consultants whose services are considered essential to the Company's future progress, to encourage such employees', directors', and consultants' ownership in the Company and to provide them with an incentive to remain with the Company.

ADMINISTRATION AND ELIGIBILITY

       The Equity Plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock, or stock units for the purchase of shares of Common Stock. Awards under the Equity Plan can be granted to officers, directors, employees, and other individuals. The Equity Plan is typically administered by the Compensation Committee which selects the participants and establishes the terms and conditions of each option or other equity right granted under the Equity Plan, including the exercise price, the number of shares subject to options or other equity rights, and the time at which such options become exercisable. The Compensation Committee has adopted guidelines for the number of options awarded to each new employee of the Company, other than executive officers. The guidelines may be changed by the Compensation Committee at any time. Subject to certain limitations, the Compensation Committee may delegate to one or more executive officers of the Company the power to make awards to participants who are not subject to Section 16 of the Exchange Act. The Compensation Committee has authorized Mr. Skaletsky to grant options to purchase up to 10,000 shares of Common Stock each to such participants. The full Board of Directors has also retained the right to make awards under the Equity Plan. The exercise price of all "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code granted under the Equity Plan must be at least equal to the fair market value of the option shares on the date of grant. The term of any ISO granted under the Equity Plan may not exceed ten years.

       As of April 1, 1998, approximately 75 employees were eligible to participate in the Equity Plan. The closing price of the Company's Common Stock as reported on the Nasdaq National Market on April 1, 1998 was $27.31.

EQUITY PLAN ACTIVITY

       As of April 1, 1998, options to purchase an aggregate of 2,165,912 shares of Common Stock had been granted under the Equity Plan, of which options to purchase 189,316 shares had been cancelled. Options to purchase 611,580 shares had been exercised as of such date, 26,584 of which have been repurchased by the Company. As of such date, 49,988 shares remained available for the granting of awards under the Equity Plan, not including the 750,000 shares added by the amendment for which stockholder approval is being requested. No stock appreciation rights or awards other than option grants have been granted under the Equity Plan to date.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO STOCK OPTIONS

       Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the Equity Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as mid-term or long-term capital gain and any loss sustained will be a mid-term or long-term capital loss and (b) no deduction is allowed to the Company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

       If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition") then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the Company is entitled to deduct such amount. Any further gain realized is taxed as a short-term, mid-term or long-term capital gain and does not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

       Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term, mid-term or long-term capital gain or loss and will not result in any deduction by the Company.

BOARD RECOMMENDATION

       The Board of Directors of the Company believes that the amendment to the Equity Plan is in the best interest of the Company and its stockholders and recommends a vote FOR the proposal to approve the amendment to the Equity Plan.


                        SECURITIES EXCHANGE ACT REPORTING

       The Company's executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file report of ownership of the Company's securities and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

       Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1997 the executive officers and directors of the Company complied with all applicable Section 16(a) filing requirements.

                         INFORMATION CONCERNING AUDITORS

       The firm of Ernst & Young LLP, independent auditors, examined the Company's financial statements for the fiscal year ended December 31, 1997. The Board of Director has appointed Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1998. Ernst & Young LLP has served as the Company's independent accountants since its inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement should they desire to do so.

                STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

       In order for a stockholder proposal to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders, it must be received by the Company no later than December 29, 1998. Proposals should be sent to the attention of the Secretary at the Company's offices at Nine Fourth Avenue, Waltham, Massachusetts 02154.

                          ADVANCE NOTICE PROVISIONS FOR
                      STOCKHOLDER PROPOSALS AND NOMINATIONS

       The By-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Company not less than 50 days nor more than 75 days prior to the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. If less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever first occurs.


                            EXPENSES OF SOLICITATION

       The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company by mail, by telephone, in person or otherwise. No such person will receive additional compensation for such solicitation. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of Common Stock and to obtain voting instructions from such beneficial owners. The Company will reimburse such firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.

                                  OTHER MATTERS

       The 1998 Annual Meeting of Stockholders is called for the purposes set forth in the notice. The Board of Directors does not know of any matter for action by the stockholders at the Meeting other than the matters described in the notice. However, the enclosed proxy confers discretionary authority on the persons named therein with respect to matters which are not known to the directors at the date of printing hereof and which may properly come before the Meeting. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

       Whether or not you intend to be present at the Meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

                          GELTEX PHARMACEUTICALS, INC.
                NINE FOURTH AVENUE, WALTHAM, MASSACHUSETTS 02154
               PROXY FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                                  May 27, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned does hereby appoint Mark Skaletsky, Paul J. Mellett, Jr. and Elizabeth A. Grammer, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote all of the shares of capital stock of GelTex Pharmaceuticals, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, on Wednesday, May 27, 1998 at 9:30 a.m., and at any and all adjournments thereof, hereby acknowledging receipt of the Proxy Statement for such meeting and revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                                  -------------
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)     SEE REVERSE
                                                                       SIDE
                                                                  -------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                          GELTEX PHARMACEUTICALS, INC.


                                  MAY 27, 1998




                                        PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
-----------------------------------------------------------------------------------------------------------------------------------
     __
A   | X |  Please mark your
    | _ |  votes as in this
           example using
           dark ink only.


                      FOR         WITHHELD
                all nominees  for all nominees                                                          FOR   AGAINST  ABSTAIN
                     ___            ___                                                                 ___     ___      ___
1.  Proposal to     |   |          |   |       NOMINEES: Henri A Termer  2. Proposal to amend the      |   |   |   |    |   |
    elect directors |___|          |___|                 Jesse Treu         Company's 1992 Equity      |___|   |___|    |___|
                                                                            Incentive Plan to increase
                                                                            the  aggregate number of
                                                                            shares of the Company's common
                                                                            stock as to which awards may
FOR, except vote withheld from the following nominee(s):                    be granted under such plan
                                                                            by 750,000 shares.


________________________________________________________       PLEASE SIGN, DATE AND MAIL THIS PROXY TODAY
                                                                                                                           ___
                                                                                                                          |   |
                                                                   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          |___|









Signature ________________________      Date: _____, 1998      Signature (if held jointly) ___________________ Date: _______, 1998

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
